STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                "SELLER PARTIES"

                          THE WYNNEWOOD COMPANY, INC.,

                             WILLIAM CLEMENTS, AND

                           DBL PROPERTIES CORPORATION

                                      AND

                                "BUYER PARTIES"

                      INSIGNIA FINANCIAL GROUP, INC., AND

                                IFGP CORPORATION






                                 JUNE 24, 1997



                           DBL PROPERTIES CORPORATION
                            STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 24, 1997, by and among THE WYNNEWOOD COMPANY, INC., a New York corporation having its principal office located at 850 Third Avenue, 19th Floor, New York, New York 10022 ("Seller"); DBL PROPERTIES CORPORATION, a New York corporation which is a wholly-owned subsidiary of Seller having its principal office located at 850 Third Avenue, 19th Floor, New York, New York 10022 ("DBL"); WILLIAM CLEMENTS, an individual and the owner of 100% of the capital stock of Seller ("Clements"), INSIGNIA FINANCIAL GROUP, INC., a Delaware corporation having its principal office located at One Insignia Financial Plaza, Greenville, South Carolina 29601 ("Insignia") and IFGP CORPORATION, a Delaware corporation having its principal office located at One Insignia Financial Plaza, Greenville, South Carolina 29601 ("IFGP"). Each of Seller, DBL and Clements is sometimes referred to herein as a "Seller Party" and, together, Seller, DBL and Clements are collectively referred to herein as the "the Seller Parties." Insignia and IFGP are collectively referred to herein as the "Buyer Parties."

                                    PREAMBLE

     A. DBL is the sole general partner of various limited partnerships that own certain real estate holdings.

     B. Seller owns 100% of the issued and outstanding capital stock and all other securities of any other kind of DBL. Clements owns 100% of the issued and outstanding capital stock and all other securities of any kind of Seller.

     C. Seller and Clements wish to sell to the Buyer Parties, and the Buyer Parties wish to purchase, all of the issued and outstanding securities of DBL, subject to the terms and conditions set forth herein.

     D. The parties wish to make certain other agreements in connection with such sale and purchase.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I.     The Sale and Purchase

     1.01 Sale and Purchase

          (a) Subject to the terms and conditions of this Agreement, at the Closing (defined below), Seller shall sell and transfer to IFGP, and IFGP shall purchase from Seller, 100% of the issued and outstanding shares of the no par value common stock of DBL (the "DBL Shares"). DBL shall, as a result of such purchase and sale transaction, become a wholly-owned subsidiary of IFGP.

          (b) IFGP shall not be required to purchase any of the DBL Shares to be sold hereunder unless all of the DBL Shares are sold to IFGP at the Closing pursuant to the terms of this Agreement.

     1.02 Delivery of Stock Certificates and Purchase Price.

          (a) Seller shall deliver to the Buyer Parties at the Closing stock certificates representing all of the DBL Shares and any other issued and outstanding securities of DBL duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in each case in proper form for transfer, with such proof of power and authority of the Person (defined below) endorsing such stock certificates or stock powers as shall be reasonably requested by the Buyer Parties, and with all required documentary stamps affixed thereto.

          (b) The aggregate purchase price ("Purchase Price") for the DBL Shares will be $1,270,000 (One Million One Hundred Thousand Dollars), payable in five installments (each an "Installment") as follows: (1) the first Installment shall be in the amount of $291,000 and shall be paid on the Closing Date, (2) the second Installment shall be in the amount of $26,500 and shall be paid ninety (90) days after the Closing, (3) the third Installment shall be in the amount of $317,500 and shall be paid on March 1, 1998, (4) the fourth Installment shall be in the amount of $317,500 and shall be paid on June 24, 1999, and (5) the fifth Installment shall be in the amount of $317,500 and shall be paid on June 24, 2000. Each such payment will be made either by certified or official bank check made payable to such Person as Seller shall designate in writing or by wire transfer to such account and in accordance with such wiring instructions as Seller shall provide to Insignia in writing at least three (3) business days prior to the applicable payment date.

ARTICLE II.    Closing

     2.01 The Closing

          The closing of the transactions contemplated by Section 1.01 (the "Closing") shall take place at the New York office of Insignia located at 375 Park Avenue, 34th Floor, New York, New York, at 10:00 A.M., local time, on the date this Agreement is executed by all parties hereto (the "Closing Date").

     2.02 Transactions at the Closing

          The following transactions shall take place at the Closing, all of which shall be deemed to have occurred simultaneously and none of which shall be deemed completed unless and until all of them shall have been completed (or waived in writing by the parties entitled to performance):

          (a) the Seller Parties shall deliver to the Buyer Parties the following:

               (i) The stock certificates representing the DBL Shares and certificates representing any other securities of DBL as provided in Section 1.02(a).

               (ii) Fully executed Non-Compete Agreements by Clements and Seller in the form attached hereto as Exhibit A.

               (iii) Certificates from each of the Seller Parties which is not a natural person and each of the Controlled Partnerships (as defined below) signed by its duly authorized general partners, officers, managers or other legal representatives, in form and substance satisfactory to the Buyer Parties, certifying its Certificate of Incorporation with all amendments and supplements thereto and Bylaws (in the case of Seller and DBL) and Certificate and Agreement of Limited Partnership with all amendments and supplements thereto (in the case of the Controlled Partnerships), valid existence and good standing (in all jurisdictions where such Seller Parties are doing business), incumbency of officers or others acting in a representative capacity.

               (iv) (1) A certificate, dated as of the Closing Date and signed by Clements in his individual capacity and on behalf of Seller in his capacity as an authorized officer thereof, to the effect that the conditions set forth in
Article VII have been satisfied, and (2) Certified copies of resolutions duly adopted by DBL's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Insignia and IFGP and their counsel shall request.

               (v) Evidence in form and substance satisfactory to the Buyer Parties of all consents received by the Seller Parties pursuant to Section 4.08.

               (vi) Evidence that all directors and officers of DBL have submitted their resignations or been removed effective as of the Closing Date.

               (vii) An assignment from Seller to Insignia pursuant to Section 6.03(a) in form and substance reasonably satisfactory to Insignia.

          (b) the Buyer Parties shall deliver to the Seller Parties the following:

               (i) Certificates from each of Insignia and IFGP, signed by its duly authorized officers or other legal representatives in form and substance satisfactory to the Seller Parties certifying its Certificate of Incorporation with all amendments and supplements thereto and Bylaws, valid existence and good standing (in all jurisdictions where failure to qualify would have a material adverse effect on the financial condition or operations of Insignia), incumbency of officers or others acting for such entity in a representative capacity.

               (ii) A certificate, dated as of the Closing Date and signed by authorized officers of Insignia and IFGP, to the effect that the conditions set forth in Article VIII have been satisfied, and that all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been taken, all in such reasonable detail as Seller and its counsel shall request.

               (iii) An assignment from Insignia to Seller pursuant to Section 6.03(b) in form and substance reasonably satisfactory to Seller.


ARTICLE III.   Representations and Warranties of Seller and Clements

          Seller and Clements, jointly and severally, represent and warrant to the Buyer Parties as of the date hereof as follows:

     3.01 Organization and Qualification

          Seller and DBL are each corporations duly organized, validly existing and in good standing under the laws of the State of New York and Seller is not, nor to the knowledge of Seller and Clements is it required to be, qualified to transact business as a foreign corporation in any jurisdiction. DBL is qualified as a foreign corporation to do business and is in good standing in those jurisdictions in which the character of the property owned, or the nature of the business transacted by it makes such qualification necessary (all of which are listed in Schedule 3.01), except where failure to so qualify would not have a material adverse effect on the business of DBL. The principal place of business of Seller and DBL is located at 850 Third Avenue, 19th Floor, New York, New York 10022. The copies of the Certificates of Incorporation and any amendments thereto and the By-laws of Seller and DBL delivered to the Buyer Parties are true and complete and in effect on the date hereof.

     3.02 Capitalization

          (a) Seller is authorized to issue 200 shares of no par value common stock and there are presently 100 shares of no par value common stock of Seller issued and outstanding and registered in the name of Clements on the books and records of Seller. DBL is authorized to issue 200 shares of no par value common stock and there are presently 100 shares of no par value common stock of DBL issued and outstanding.

          (b) Seller is the owner, beneficially and of record, of all of the DBL Shares, constituting all of the legal and beneficial equity interests or other securities of any kind of DBL, free and clear of all Liens of any nature whatsoever. Clements is an individual resident of the State of New York and is the owner, beneficially and of record, of 100 shares of the no par value common stock of Seller, constituting all of the legal and beneficial equity interests of Seller (the "Seller Shares"), free and clear of all Liens of any nature whatsoever. As used in this Agreement, "Lien" means any lien, pledge, security interest, claim, charge, mortgage, encumbrance, restriction, voting trust or any other rights of any other Person.

          (c) All of the DBL Shares are duly authorized, validly issued, fully paid, and fully non-assessable and are owned by Seller free and clear of all Liens. There is no agreement, commitment (whether or not legally binding), plan, or arrangement to issue, and no outstanding option, warrant, security or other instrument or other right to obtain, convert into or exchange for or call for the issuance of any capital stock or security or other instrument convertible into, exercisable for, or exchangeable for any capital stock or other security of DBL. There are no restrictions of any kind on the authority of Seller to transfer title to the DBL Shares, free and clear of all Liens. There are no contracts or other understandings (whether formal or informal, written or oral, firm or contingent) that require or may require DBL or any Seller Party to repurchase any of the DBL Shares. There are no preemptive or similar rights with respect to the DBL Shares. None of the Seller Parties is a party to any voting agreements, voting trusts, proxies or any other agreements, instruments or understandings whatsoever with respect to the DBL Shares, or any agreement with respect to the transferability, purchase or redemption of the DBL Shares.

     3.03 Subsidiaries

          Seller has no subsidiaries other than DBL and DBL has no subsidiaries.


     3.04 Authority

          (a) Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and sole shareholder of Seller. No other corporate acts or proceedings are necessary to authorize the performance of this Agreement or the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Seller and Clements, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors' rights or by the application of principles of equity. At the Closing, Seller shall transfer good title to IFGP of all of the DBL Shares, and DBL shall have good and marketable title to all of the partner interests in any of the Controlled Partnerships that it owns, directly or indirectly, and all of such title shall be free and clear of all Liens.

          (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will:

               (i) violate, conflict with or result in a breach of Seller's Certificate of Incorporation or By-laws;

               (ii) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with the giving of notice or lapse of time or both would constitute a default under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller or upon any of the Seller Shares or DBL Shares under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, permit, license, agreement, lease or other instrument or obligation to which Seller or Clements is a party, or by which Seller or Clements or any of their respective properties or assets may be bound or affected, or

               (iii) to the knowledge of Seller and Clements, violate any order, judgment, writ, injunction decree or any law, statute, rule, ordinance or regulation applicable to Seller or Clements or any of their respective properties or assets.

     3.05 Absence of Inducement

          In entering into this Agreement, none of the Seller Parties has been induced by, or relied upon, any representations, warranties or statements by the Buyer Parties not set forth or referred to in this Agreement or any document delivered at the Closing, whether or not such representations, warranties or statement have actually been made, in writing or orally, and each of the Seller Parties acknowledges that, in entering into this Agreement, the Buyer Parties has been induced by and relied upon the representations and warranties of the Seller Parties herein or therein set forth.

     3.06 No Knowledge of Breach

          None of Seller or Clements has any knowledge on the date hereof of any fact or circumstances which would cause any representation or warranty of the Buyer Parties in this Agreement or any document delivered at the Closing to be misleading or incorrect in any material respect or is aware of any statement which was omitted from any such representation or warranty which is necessary to make the statements made in any such representation or warranty not misleading.

ARTICLE IV     Representations and Warranties of Seller and DBL

          Seller and DBL jointly and severally represent and warrant to the Buyer Parties as of the date hereof as follows:

     4.01 The Controlled Partnerships

          (a) DBL is the sole general partner of each of the limited partnerships listed on Schedule 4.01(a) (each of such limited partnerships is hereinafter referred to as a "Controlled Partnership" and are collectively referred to as the "Controlled Partnerships"). DBL does not, legally or beneficially, directly or indirectly, have any assets or own any interest in any other Person other than the Controlled Partnerships. As used in this Agreement, "Person" means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a joint-stock company, a trust, a business trust, a government or any agency or political subdivision thereof, any unincorporated organization or any other entity of any kind; and an "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

          (b) The Controlled Partnerships are each duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and each of the Controlled Partnerships is qualified as a limited partnership to do business and is in good standing in those jurisdictions in which the character of the property owned, or the nature of the business transacted by it, makes such qualification necessary (all of which are listed in Schedule 4.01(b)), except where failure to so qualify would not have a material adverse effect on its business. DBL and each of the Controlled Partnerships has all requisite power and authority and, all material consents, authorizations, approvals, orders, licenses, certificates and permits from and has made such declarations and things with all federal, state, local and other governmental authorities and all courts and tribunals (collectively, "Governmental Consents"), necessary to own, lease, license and use its properties and assets and to carry on the business in which it is now engages, except where failure to obtain any Governmental Consents would not materially adversely affect its business.

          (c) The copies of the Certificates of Limited Partnership and partnership agreements for each Controlled Partnership and any amendments or supplements thereto, delivered to the Buyer Parties are true and complete and in effect on the date hereof.

          (d) Each of the general partner interests in the Controlled Partnerships is duly authorized by and issued in accordance with the applicable agreement of limited partnership (except to the extent of any liability of DBL as a general partner specifically provided in the respective partnership agreements of the Controlled Partnerships), free and clear of all Liens or voting trusts or other rights of third parties, and has not been issued and is not owned or held in violation of the partnership agreement covering such partnership. There are no rights, options, subscriptions or other agreements of any kind to purchase or acquire any general partner interest in any of the Controlled Partnerships. There are no agreements of any kind limiting or otherwise restricting the authority of DBL to directly or indirectly manage and control in all respects each of the Controlled Partnerships and no other entity is authorized, singly or jointly, with any other entity, to so manage and control any Controlled Partnership.

          (e) DBL has not breached, or permitted any Controlled Partnership to breach, or default on or violate any of its material obligations or duties, including but not limited to DBL's fiduciary duty to any Controlled Partnership or other partners in any Controlled Partnership, under any Certificate and Agreement of Limited Partnership with all amendments and supplements thereto with respect to such Controlled Partnerships.

     4.02 Authority

          (a) DBL has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and sole shareholder of DBL. No other corporate acts or proceedings are necessary to authorize the performance of this Agreement or the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of DBL, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors rights or by the application of principles of equity.

          (b) Neither the execution and delivery of this Agreement nor the consummation of transactions contemplated hereby, will:

               (i) violate, conflict with or result in a breach of DBL's Certificate of Incorporation or By-laws or any provision of the Certificates of Limited Partnership or partnership agreements of any of the Controlled Partnerships;

               (ii) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with the giving of notice or lapse of time or both would constitute a default under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of DBL or, to the knowledge of Seller, upon any of the Controlled Partnerships under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, permit, license, agreement, lease or other instrument or obligation to which DBL or any of the Controlled Partnerships is a party, or by which DBL or any Controlled Partnership or any of their respective properties or assets may be bound or affected, or

               (iii) to the knowledge of DBL, violate any order, judgment, writ, injunction decree or any law, statute, rule, ordinance or regulation applicable to DBL or any Controlled Partnership or any of their respective properties or assets.

     4.03 Business Conducted/Assets/Property/Use of Properties

          (a) Except as set forth on Schedule 4.03(a), Seller conducts no business and has no assets or Liabilities (defined below) other than the ownership of shares of capital stock in DBL.

          (b) Except as set forth on Schedule 4.03(b), DBL conducts no business and has no assets other than the ownership of general partner interests in the Controlled Partnerships, which Controlled Partnerships conduct no business other than the ownership and operation of real properties and the ownership of general or limited partner interests.

          (c) All of the real properties owned or operated by each of the Controlled Partnerships are listed on Schedule 4.03(c). The properties listed on
Schedule 4.03(c) are collectively referred to herein as the "Properties" and each of the Properties is individually referred to as a "Property."

          (d) Except as set forth on Schedule 4.03(d), each of the Properties is used solely for residential or commercial purposes and related activities.

     4.04 Financial Condition; Assets

          (a) On the Closing Date, DBL's Current Assets (defined below) shall be greater than DBL's Liabilities. As used in this Agreement, " Current Assets" means cash, cash equivalents and accounts receivable; and "Liabilities" means any and all obligations and liabilities of every kind, including, without limitation, contingent liabilities, known or unknown, obligations to perform services in the future for which fees or commissions have been prepaid, and contingent or unmatured obligations and liabilities.

          (b) On the Closing Date, DBL shall have good and valid title to each of the following assets, free and clear of Liens:

               (i) the loans and advances set forth on Schedule 4.04(b)(i) to the extent not paid prior to Closing;

               (ii) the accounts receivable set forth on Schedule 4.04(b)(ii) to the extent not paid prior to Closing;

               (iii) all fixed assets currently owned by it, plus any fixed assets acquired and less any fixed assets disposed of in each case in the ordinary course of business consistent with past practice between the date hereof and the Closing Date.

     4.05 Insurance

          Schedule 4.05 lists all of the policies of insurance of any kind covering each of Seller, DBL and the Controlled Partnerships and their respective assets and businesses, setting forth the nature of the insurance, the insurance carrier, the amount of coverage, and the owner of and expiration date of such policies. Each of Seller, DBL and the Controlled Partnerships has such insurance in such amounts and covering such risks as well run businesses in the same industry customarily carry. All such policies of insurance are in full force and effect and all premiums due thereon for all periods through the Closing Date are or will be on the Closing Date fully paid. None of the Seller Parties or the Controlled Partnerships has received any notice of cancellation or termination with respect to any such policy.

     4.06 Material Events and Changes

          Since December 31, 1996, except as set forth on Schedule 4.06, none of Seller, DBL, or any of the Controlled Partnerships:

          (a) has mortgaged, pledged, subjected to or suffered any Lien, or granted any Lien, in respect of any of its properties or other assets, or incurred any Debt (defined below);

          (b) is in default under any Material Agreement (defined below), license or permit;

          (c) has experienced any change in control which is prohibited by the terms of any note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation by which it or any of its properties or assets is affected or bound;

          (d) has experienced any reduction of five percent (5%) or more in operating cash flow with respect to any of the Properties through April 30, 1997, as compared to actual fiscal year 1996 results or projected 1997 results through April 30, 1997 as set forth in the 1997 Operating Budget for each Property;

          (e) has experienced any reduction of five percent (5%) or more in operating cash flow with respect to all of the Properties in the aggregate, as compared to actual fiscal year 1996 results or year-to-date projected 1997 results as set forth in the 1997 Operating Budget for the Properties; or

          (f) has sought, directly or indirectly, in any manner, to effect a change in control of any Controlled Partnership.

     4.07 No Conflicts or Defaults; No Violations

          Neither the execution, delivery or performance of this Agreement by any of Seller or DBL nor the consummation of the transactions contemplated hereby will (with or without the giving of notice, lapse of time or both):
(a) contravene any provisions of any law, statute, rule or regulation or any order, writ, judgment, injunction or decree of any court or governmental instrumentality; or (b) assuming that each of the consents and approvals set forth on Schedule 4.07 has been obtained, conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the properties or assets of any of the Seller, DBL or the Controlled Partnerships pursuant to the terms of any note, bond, indenture, mortgage, deed of trust, loan agreement, credit agreement, lease, franchise, partnership agreement, voting trust or any other agreement, contract or instrument to which any of them is a party or to which any of their respective properties or assets is subject or otherwise; (c) violate any provision of their respective Certificate of Incorporation or Bylaws or any duty arising or existing in connection therewith; (d) give any Person or group of Persons the right to replace any of them as a direct or indirect general partner of any Controlled Partnership; or (e) (i) entitle any current or former employee of any of Seller or DBL to any severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation payable to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any Person to constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

     4.08 Consents

          Except as set forth on Schedule 4.08, no approval or consent of, notice to, or filing or registration with, or authorization, order, license, certificate, or permit of or from, any governmental authority or any other notice to or consent of any third party is required in connection with (a) the execution, delivery and performance of, (b) the legality, validity, binding effect or enforceability of or (c) the consummation of the transactions contemplated by this Agreement.

     4.09 Debt

          Schedule 4.09 is a complete list of (a) all Debt of DBL (including any intercompany debt or Debt for which the DBL Shares is security), (b) all Debt of the Controlled Partnerships, and (c) all Debt in which any Seller Party is obligated to extend or has extended any lines of credit, or is committed to make or has made working capital loans, to any Controlled Partnership. No Seller Party is the obligor in respect of and no assets of any of DBL or the Controlled Partnerships is security for or otherwise subject to any Debt other than the Debt described on Schedule 4.09. The Seller Parties have delivered to the Buyer Parties true, complete and correct copies of all agreements, notes, security documents and other documents relating to any Debt of DBL or the Controlled Partnerships in effect on the date hereof, and each such document is in full force and effect and has not been further modified, amended or terminated and no party is in payment default thereunder or any other default thereunder. Each of DBL, Seller and, to the knowledge of Seller, the Controlled Partnerships is in full compliance with the terms of any Debt for which it is liable or to which any of its assets is subject, and no defaults exist thereunder.

          As used in this Agreement, "Debt" means, with respect to any Person, all indebtedness of any kind for which such Person is or could become liable for repayment or to which any property or other assets of such Person is subject, including, without limitation, (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of such Person's business), and all indebtedness secured by mortgage or other Liens against any of such Person's property or other assets, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations under capital leases (as such term is defined by GAAP), (f) all reimbursement, payment or similar obligations contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) any obligations of any of the foregoing kinds of any other Person which is guaranteed directly or indirectly by such Person or in effect guaranteed directly or indirectly by such Person, including, without limitation, through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase thereof, (ii) to purchase, sell or lease property or services primarily for the purpose of enabling the debtor to make payment of such Debt, (iii) to supply funds to or in any other manner invest in the debtor (including any obligation to pay for goods or services whether or not received) or (iv) otherwise to insure a creditor against loss in respect of such Debt, and (h) any Debt of any type of any other Person secured by any Lien on any property or assets of such Person but excluding any withdrawal liability with respect to any Multiemployer Plan (defined below).

     4.10 Taxes

          (a) Neither Seller, DBL nor any of the Controlled Partnerships is a foreign person within the meaning of Section 1445 of the Code. Schedule 4.10(a) sets forth the taxpayer identification number and office address within the United States for each Seller Party.

          (b)  None of the Controlled Partnerships has made an election under
Section 754 of the Code at any time that Seller or any Affiliate owned the DBL Shares or managed or operated such Controlled Partnership or owned any general partner interest therein or, to the knowledge of Seller, prior to such time.

          (c) Each of the Controlled Partnerships is and since its formation has been a partnership for federal income tax purposes qualifying under Section 7701 of the Code and none of the Controlled Partnerships constitutes a publicly traded partnership within the meaning of Section 7704 of the Code.

          (d)  Intentionally Omitted

          (e) All tax returns required to be filed by or on behalf of any of Seller, DBL or the Controlled Partnerships have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and all tax returns filed are complete and accurate in all material respects. All taxes shown on filed tax returns have been paid. There is no audit examination, deficiency, or refund litigation with respect to any taxes. There are no Liens with respect to taxes upon any of the Assets of DBL or the Controlled Partnerships.

          (f) None of Seller, DBL or the Controlled Partnerships has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due (excluding such statutes that relate to years currently under examination by the IRS or other applicable taxing authorities) that is currently in effect.

          (g) Deferred taxes of DBL and the Controlled Partnerships have been provided for in accordance with GAAP.

          (h) None of DBL or the Controlled Partnerships is a party to any tax allocation or sharing agreement and none of DBL or the Controlled Partnerships has been a member of an affiliated group filing a consolidated federal income tax return, or has any liability for taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

          (i) Each of DBL and the Controlled Partnerships is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

          (j) Except as disclosed in Schedule 4.10(k), none of DBL or the Controlled Partnerships has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

          (k)  There has not been an ownership change, as defined in Code
Section 382(g), of DBL or the Controlled Partnerships that occurred during or after any taxable period in which DBL or any Controlled Partnership incurred a net operating loss that carries over to any taxable period ending after December 31, 1997.

          (l) None of DBL or the Controlled Partnerships has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     4.11 Material Agreements

          Schedule 4.11(a) lists all existing agreements and identifies the subject matter thereof to which any of DBL or the Controlled Partnerships is a party or is subject or to which any of their respective properties or assets is subject and which are material either individually or in combination with other agreements to the financial condition, results of operations, business, properties, assets or liabilities of any of DBL and the Controlled Partnerships including any property management agreement relating to any of the Properties (each a "Material Agreement"). Seller has delivered to the Buyer Parties true, complete and correct copies of each such Material Agreement. All of such Material Agreements are in full force and effect and no party is in default of any material provision thereof. Each such Material Agreement may be canceled upon ninety (90) days or less prior written notice, except as listed on Schedule 4.11(b).

     4.12 Environmental Matters

          (a) Except as disclosed on Schedule 4.12(a.), to the Knowledge of Seller, all of the current and past use and operations by any of the Controlled Partnerships (at any time that Seller or any Affiliate thereof owned the DBL Shares or managed or operated such Controlled Partnership or owned any general partner interest therein) or any owner, tenant, lessee or other Person at or from any Property comply and have complied with all applicable Environmental Laws (defined below). None of Seller or any Affiliates thereof and, to the knowledge of Seller, none of the Controlled Partnerships (at any time that Seller or any Affiliate owned the DBL Shares or managed or operated such Controlled Partnership or owned any general partner interest therein), nor any Controlled Partnership (at any time that any of Seller or any Affiliate thereof owned the DBL Shares or managed or operated such Controlled Partnership or owned any general partner interest therein) or any owner, tenant, lessee or other Person, has engaged in, authorized, allowed or permitted any operations or activities upon any Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping or disposal of any Hazardous Substances (defined below) at, on or under any Property, except in compliance with all applicable Environmental Laws.

          (b) (i) To the knowledge of Seller, no owner, tenant, lessee or other Person, or any Controlled Partnership has been or is involved in activities at or related to any portion of any Property directly or indirectly owned or managed by any of DBL or the Controlled Partnerships which activities could reasonably be expected to lead to (A) the imposition of any liability on any of the DBL or the Controlled Partnerships under any Environmental Law, or on any subsequent or former owner or operator of any portion of any such Property, or
(B) the creation of a Lien with respect to any liability on any portion of any such Property under any Environmental Law; and (ii) to the knowledge of the Seller Parties, no activity by any owner, tenant, lessee or other occupant of any portion of any Property could reasonably be expected to result in a claim or liability under any Environmental Law on such owner, tenant or occupant, on any of the DBL or the Controlled Partnerships or on any other subsequent or former owner or operator of any portion of such Property.

          (c) Except as disclosed on Schedule 4.12(c), the Property does not contain any Hazardous Substances in, on, over, under or at the Property in concentrations which would presently violate Environmental Laws or impose liability or obligations on the present or former owner or operator of the Property under the Environmental Laws for any investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Property. None of the Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state. None of the Seller Parties and none of the Controlled Partnerships has received any notice, whether oral or written, from any governmental entity or third party of any actual or threatened Environmental Liabilities (defined below) with respect to the Property, or the conduct of the business of any of DBL or the Controlled Partnerships.

          (d) Except as set forth in Schedule 4.12(d), and except for non-friable asbestos in ceiling and linoleum tiles, there are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances in, on, over, under or at any presently owned or operated Property.

          (e) To the knowledge of Seller, there are no conditions existing at any Property that require, or which with the giving of notice or the passage of time, or both, may require remedial or corrective action, removal or closure pursuant to the Environmental Laws, other than the implementation of customary operation and maintenance programs with respect to asbestos of the type commonly known as "O&M" programs. Schedule 4.12(e) lists all such O&M programs.

          (f) Each of DBL and the Controlled Partnerships has all the material permits, authorizations and approvals necessary for the conduct of its business and for the operations on, in or at the Property which are required under applicable Environmental Laws and is in material compliance with the terms and conditions of all such permits, authorizations and approvals, and is capable of continued operation in compliance with Environmental Laws. Schedule 4.12(f) contains a list of all such required permits, authorization and approvals.

          (g) Seller has provided to the Buyer Parties all environmental reports, assessments, audits, studies, investigations, data and other written environmental information in their custody, possession or control concerning the Property.

          (h) Except as disclosed on Schedule 4.12(h), none of Seller or DBL has any reason to believe that any of DBL or the Controlled Partnerships may become subject to any Environmental Liabilities.

          (i) As used in this Agreement, the term "Environment" means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota; the term "Environmental Laws" means any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including the common law and any judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of human health and safety of the Environment; the term "Environmental Liabilities" means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys and consultants fees) of investigation, remediation or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party hereto or any of its Affiliates, any Controlled Partnership, entity, any governmental regulatory authority or any other Person (i) which are incurred as a result of
(A) the existence of Hazardous Substances in, on, under, at or emanating from any Real Property presently or formerly owned or operated by any of DBL or the Controlled Partnerships or any Affiliates thereof or (B) the off-site transportation, treatment, storage or disposal of Hazardous Substances generated by any of DBL or the Controlled Partnerships or any third-party customers thereof; or (C) the violation of any Environmental Laws or (ii) which arise under the Environmental Laws. The term "Hazardous Substances" means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants," or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law. All references in this Section to any of the Seller Parties or Controlled Partnerships shall include all predecessors thereto and any Person the liabilities of which pursuant to the Environmental Laws, contractually, by common law or by operation of law, any of them may have succeeded to.


     4.13 Investment Company

          None of DBL or the Controlled Partnerships is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     4.14 Employees

          None of DBL or the Controlled Partnerships has any employees other than as listed on Schedule 4.14.

     4.15 Employee Benefits

          None of DBL or any of the Controlled Partnerships maintains, sponsors or contributes to any "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement health or welfare benefit, medical reimbursement, health, life, stock option, stock purchase, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, vacation, termination, individual employment, executive compensation, incentive, bonus, commission, payroll practices, retention or other plan, agreement, policy, trust fund or arrangement, nor is DBL or any Controlled Partnership an entity that would be deemed a "single employer" under Section 414(b), (c), (m) or (o) of the Code or
Section 4001 of ERISA.

     4.16 Litigation and Claims

          Except as set forth on Schedule 4.16, there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending or threatened, with respect to any of Seller, DBL or any of the Controlled Partnerships, or any of their respective businesses, properties, or assets, other than those which are covered by insurance or vendor claims under $1,000. None of Seller, DBL or any of the Controlled Partnerships is: (i) in violation of or in default under any order, judgment or decree, (ii) to the knowledge of Seller, in violation of any law, rule or regulation, or
(iii) to the knowledge of Seller, required to take any action in order to avoid such violation or default. The litigation listed on Schedule 4.16 will not prohibit the consummation of any of the transactions contemplated hereby.

     4.17 Intellectual Property

          Except as described on Schedule 4.17, each of DBL or the Controlled Partnerships owns, or has the contractual right to use, and will after the Closing own or have the contractual right to use data processing and management information systems adequate to conduct all aspects of their respective businesses. There is no right under any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing being hereinafter referred to as "Intangibles") necessary to or used in the business of DBL or the Controlled Partnerships as presently conducted or as any of them contemplates conducting. None of DBL or the Controlled Partnerships has infringed, is infringing, or has received notice of infringement asserted with respect to any Intangibles of others. There are no Intangibles of others which may adversely affect the financial condition, results of operations, business, properties, assets or liabilities of any of DBL or the Controlled Partnerships.

     4.18 Questionable Payments

     None of Seller, DBL or any of the Controlled Partnerships, nor any director, officer, general partner, or, to the knowledge of Seller, agent, employee, or other Person associated with or acting on behalf of any of them has, directly or indirectly: used any corporate or partnership funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; given any favor or gift which is not deductible for federal income tax purposes; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

     4.19 [Intentionally Omitted]

     4.20 SEC Reports; Tender Offers

          Seller has previously furnished the Buyer Parties with true and complete copies of each of the following reports filed by any of the Controlled Partnerships which are required to file such reports with the SEC: Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1996, 1995, 1994, 1993, 1992, and 1991, all Quarterly Reports on Form 10-Q and all Current Reports on Form 8-K filed after December 31, 1994, and all proxy statements distributed subsequent to December 31, 1991 (collectively, the "SEC Filings"). Each of the SEC Filings did not, on the date of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.21 Properties

          Each of DBL and the Controlled Partnerships has good and marketable title to all properties, including the Properties, and assets used in its business or owned by it (except such other properties and assets as are held pursuant to leases or licenses described on Schedule 4.21), free and clear of all Liens, except for the mortgages disclosed in the Annual Reports on Form 10-K for each of the Controlled Partnerships and the mortgage on the Orlando asset. Except as set forth in Schedule 4.21, no Person holds a right of first refusal or option to purchase with respect to any asset of any of DBL or the Controlled Partnerships.

     4.22 Books and Records; Bank Accounts

          (a) The books and records of each of DBL and the Controlled Partnerships are complete and correct in all material respects, and the books and records of each of DBL and the Controlled Partnerships contain accurate and complete records of all material actions taken by them since the date Seller acquired the DBL Shares.

          (b) Seller has provided accurate lists of all of the bank and brokerage accounts of each of DBL and the Controlled Partnerships and the authorized signatories for such accounts.

     4.23 Completeness of Disclosure

          No representation or warranty by any of the Seller Parties in this Agreement or any document delivered at the Closing contains, or when delivered will contain, an untrue statement of a material fact or omits, or when delivered will omit, to state a material fact required to be stated therein or necessary, in light of the circumstances in which such statements are made, to make the statements made therein not misleading.


     4.24 Solvency

          For purposes of applicable federal and state laws governing determinations of the insolvency of debtors, or relating to fraudulent conveyance, or otherwise with respect to creditors' rights, or similar judicial doctrines, on the Closing Date after giving effect to the transactions contemplated hereby, (i) the amount of the "present fair salable value" of the assets of each of Seller and DBL will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with such laws and doctrines, (ii) the present fair salable value of the assets of each of Seller and DBL will, as of such date, be greater than the amount that will be required to pay such Person's liability on its debts (defined below) as such debts become absolute and matured, (iii) none of Seller, DBL and the Controlled Partnerships will have, as of such date, an unreasonably small amount of capital with which to conduct its business, (iv) each of Seller, DBL and the Controlled Partnerships will be able to pay its debts as they mature and (v) the consideration to be received by Seller hereunder for the assets to be sold by Seller hereunder is not less than the "present fair salable value" of such assets. For purposes of this Section, "debt" means "liability on a claim", "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed or undisputed, secured or unsecured.

     4.25 Absence of Inducement

          In entering into this Agreement, none of the Seller Parties has been induced by, or relied upon, any representations, warranties or statements by the Buyer Parties not set forth or referred to in this Agreement or any document delivered at the Closing, whether or not such representations, warranties or statement have actually been made, in writing or orally, and each of the Seller Parties acknowledges that, in entering into this Agreement, the Buyer Parties has been induced by and relied upon the representations and warranties of the Seller Parties herein or therein set forth.

     4.26 No Knowledge of Breach

          None of Seller or DBL has any knowledge on the date hereof of any fact or circumstances which would cause any representation or warranty of the Buyer Parties in this Agreement or any document delivered at the Closing to be misleading or incorrect in any respect or is aware of any statement which was omitted from any such representation or warranty which is necessary to make the statements made in any such representation or warranty not misleading.

ARTICLE V Representations and Warranties of the Buyer Parties

          The Buyer Parties represent and warrant to the Seller Parties as of the date hereof and agree with the Seller Parties as follows:

     5.01 Organization

          Each of Insignia and IFGP is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation with all requisite power and authority to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging. On the date hereof, IFGP is wholly-owned, directly or indirectly, by Insignia; however, no representation is made as to the ownership of IFGP as of the Closing Date, except that it will be an Affiliate of Insignia.

     5.02 Authority

          Insignia and IFGP each has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of Insignia and IFGP have been duly taken to authorize the execution, delivery, and performance of this Agreement. This Agreement has been and the other documents required to be delivered by the Buyer Parties hereby have been (or when delivered will be) duly authorized, executed, and delivered by the Buyer Parties, and constitute or will constitute the legal, valid, and binding obligation of Insignia and IFGP, and is enforceable as to each of them in accordance with their terms.

     5.03 No Conflicts or Defaults; No Violations

          Neither the execution, delivery or performance of this Agreement by the Buyer Parties nor the consummation of the transactions contemplated hereby will (with or without the giving of notice, lapse of time or both): (a) contravene any provisions of any law, statute, rule or regulation or any order, writ, judgment, injunction or decree of any court or governmental instrumentality; or (b) materially conflict with or result in any material breach of, or constitute a material default under or, except as set forth on
Schedule 5.03, result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Insignia or IFGP pursuant to the terms of any note, bond, indenture, mortgage, deed of trust, loan agreement, credit agreement, lease, franchise, or any other agreement, contract or instrument to which either of them is a party or to which any of their respective properties or assets is subject; or (c) violate any provision of their respective Certificates of Incorporation or Bylaws.

     5.04 Completeness of Disclosure

          No representation or warranty by the Buyer Parties in this Agreement or any document delivered at the Closing contains, or when delivered will contain, an untrue statement of a material fact or omits, or when delivered will omit, to state a material fact required to be stated therein or necessary, in light of the circumstances in which such statements are made, to make the statements made therein not misleading.

     5.05 Administration of Controlled Partnerships

          (a) The Buyer Parties or certain of their Affiliates have prior to the Closing provided certain administrative services to the Controlled Partnerships and management services with respect to certain of the Properties. In their role as administrator of the Controlled Partnerships and manager of certain of the Properties, Insignia's Affiliates have obtained certain knowledge and information with respect to the financial condition and operations of the Controlled Partnerships.

          (b) To the actual knowledge, without any independent investigation or inquiry, of Frank Garrison and Scott Kester, there are no facts which would cause any representation or warranty of Seller or DBL, with respect to the Controlled Partnerships and the Properties, to be untrue or misleading in any material respect.

ARTICLE VI.    Additional Agreements of the Seller Parties and Buyer Parties

     6.01 Joint and Several Covenants

          (a) The Seller Parties, jointly and severally, covenant and agree to perform or cause to be performed the covenants and agreements of any of them under this Agreement.

          (b) Insignia and IFGP each, jointly and severally, covenants and agrees to perform or cause to be performed the covenants and agreements of either of them under this Agreement.

          (c) The Buyer Parties jointly and severally covenant and agree that, to the extent Frank Garrison or Scott Kester has actual knowledge, without any independent investigation or inquiry, of any facts which would cause any representation or warranty of Seller DBL, with respect to the Controlled Partnerships for which Affiliates of Insignia provide administration services and the Properties for which Affiliates of Insignia provide management services, to be untrue or misleading in any material respect, Seller and DBL shall not be deemed to have breached any such representation or warranty, and the Buyer Parties jointly and severally further covenant and agree that they will not assert any claim against any of the Seller Parties, either directly or by way of indemnification, which is based on, arises out of or in connection with any representation or warranty of Seller or DBL as to which Frank Garrison or Scott Kester has actual knowledge, without any independent investigation or inquiry, of any facts which would cause such representation or warranty to be untrue or misleading in any material respect.

     6.02 Notices of Termination

          The Seller Parties will provide to the property managers of each of the Properties, except for the property known as Table Mesa and any Property currently managed by an Affiliate of Insignia, notices of termination of any and all property management agreements relating to such Properties, such terminations to be effective no later than the date ninety (90) days following the Closing Date.

     6.03 Other Agreements

          (a) The parties agree that, with respect to the real property known as Table Mesa, the current joint venture partner will continue to manage this property and Seller will assign to Insignia at the Closing Seller's right to receive a portion of the management fee revenue derived from such property, at dollar levels not less than the portion of such management revenue generated as of December 31, 1996.

          (b) Insignia will cause DBL to assign to Clements at the Closing two-thirds (2/3) of all compensation and proceeds of a sale due DBL in connection with DBL's general partner interest in Drexel Chandler Land, L.P. and Drexel Orlando Land, L.P. upon the sale of the Chandler and Orlando assets.

     6.04 Confidentiality

          (a) Each of the Seller Parties shall before and after the Closing, insure that all confidential information which any of the Seller Parties or their Affiliates, or any of their respective officers, directors, partners, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to the condition (financial or otherwise), results of operations, business, properties, assets, liabilities, or future prospects of DBL and the Controlled Partnerships, shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them after the Closing, in each case without the prior written consent of the Buyer Parties; provided, however, that the restrictions of this sentence shall not apply (i) to the extent any such disclosure may otherwise be required by law, (ii) may be necessary in connection with the enforcement of this Agreement, or (iii) to the extent such information shall have otherwise become publicly available without any breach of this Agreement or any other confidentiality obligations of any Person. The Seller Parties shall, and shall cause all other such Persons to, at the Buyer Parties' request after the Closing, deliver to the Buyer Parties any documents or other medium containing such confidential information to which the restrictions of the foregoing sentence apply.

          (b) The Buyer Parties shall, before the Closing, insure that all confidential information which the Buyer Parties or its Affiliates, or any of their respective officers, directors, partners, employees, counsel, agents, potential sources of financing, investments bankers or accountants, may possess or may hereafter create or obtain relating to the condition (financial or otherwise), results of operations, business, properties, assets, liabilities, or future prospects of the Seller Parties, shall not be published, disclosed, or made accessible by the Buyer Parties to any other Person at any time or used by the Buyer Parties (except in preparation for the consummation of the transactions contemplated by this Agreement or the Other Agreements), in each case without the prior written consent of the Seller Parties; provided, however, that the restrictions of this sentence shall not apply to the extent any such disclosure (i) may be required by law, (ii) may be necessary in connection with the enforcement of this Agreement, or (iii) to the extent such information shall have otherwise become publicly available without any breach of this Agreement or any other confidentiality obligations of any Person. If the Closing shall not occur for any reason, the Buyer Parties shall, and shall cause all other such Persons to, at the Seller Parties' request, deliver to the Seller Parties any documents or other materials containing such confidential information to which the restrictions of the foregoing sentence apply.

          (c) Clements agrees that he will not, and will cause his affiliates and his and their Representatives not to, initiate contact with, encourage any inquiries or proposals by, solicit, or enter into any negotiations or discussions with, or provide any information or assistance of any kind, or afford any access to his or their properties, books and records, to any person, corporation or other entity or group (as used with reference to Section 13(d)(3) under the Securities Exchange Act of 1934, as amended), in connection with any possible proposal, offer or transaction relating to the acquisition, directly or indirectly, by any person who is not an affiliate of Insignia of any of the assets, securities, any interest in any debt obligation of or any claims or causes of action against DBL or the Controlled Partnerships, including but not limited to general or limited partnership interests in any of the Controlled Partnerships or any of Insignia's affiliates or the asset or property management of any of the properties managed by Insignia or any of its affiliates without the prior written consent of Insignia, which consent may be granted or withheld by Insignia in its sole discretion. Clements agrees to notify Insignia immediately if any such inquiry is made, or any such negotiations or discussions are sought or initiated, or any such information, assistance, or access is requested, or if any such proposal is known by Clements to be forthcoming. Such notice shall include the identity of the entity or individual making such inquiry or proposal, seeking such negotiations or discussions, or requesting such information, assistance or access. Insignia agrees to use its reasonable best efforts, acting in good faith, to keep confidential the fact that Clements was the source of such information.

     6.05 Public Statements

          No public filing or announcement concerning any of the transactions contemplated by this Agreement shall be made by any of the Seller Parties, without the prior written consent of the Buyer Parties, except as may be required by law.

     6.06 ERISA Matters

          On and after the Closing, the Seller Parties shall be liable for, and shall promptly and fully reimburse the Buyer Parties with respect to, all claims incurred prior to Closing under any Plan that is a health plan (including, without limitation, medical, dental and hospitalization plans), regardless of whether such claim arises before, on or after Closing. The Seller Parties acknowledge that they shall be obligated to pay all such claims on demand to the Buyer Parties.

ARTICLE VII Conditions to Obligations of the Buyer Parties

          The obligations of the Buyer Parties under this Agreement are subject to the following conditions (unless waived by the Buyer Parties in writing at the Closing):

          (a) The Seller Parties shall have delivered to the Buyer Parties the documents set forth in Section 2.02(a).

          (b) There shall have been no sales or refinancings consummated or negotiated with respect to any of the Properties prior to the Closing without prior consultation with Insignia.

          (c) Notice shall have been given to current management of Properties not already managed by Insignia or any of its Affiliates in order to effectuate the assumption of management of such Properties by Insignia or its designated Affiliate no later than the date ninety (90) days following the Closing Date.

ARTICLE VIII.  Conditions to the Obligations of the Seller Parties

          The obligations of the Seller Parties under this Agreement are subject to the following conditions (unless waived by the Seller Parties in writing at the Closing):

          (a) The Buyer Parties shall have delivered to Seller the funds and documents set forth in Section 2.02(b).

ARTICLE IX     Post Closing Covenants

     9.01 Tax Returns

          The Buyer Parties shall cause the federal, state and local income tax returns and information returns (including any related or supporting information and schedules) for all periods after the Closing for each of DBL and the Controlled Partnerships to be prepared and filed. Clements shall cause the federal, state and local income tax returns and information returns (including any related or supporting information and schedules) for all periods prior to and including the Closing for each of DBL and the Controlled Partnerships to be prepared and filed.

     9.02 Section 338(h)(10) Elections/Negative Capital Accounts

          Clements and Seller covenant and agree that they will, at the direction of Insignia, make elections under Section 338(h)(10) of the Code with respect to DBL and its assets. Clements and Seller shall be responsible for any liability for any taxes associated the negative capital accounts of the Controlled Partnerships with respect to the general partner interests thereof arising out of the consummation of the transactions contemplated by this Agreement.

ARTICLE X.     Survival of Representations and Warranties and Covenants

          All representations, warranties, covenants and agreements contained in this Agreement or in any document delivered at the Closings shall, in accordance with the terms of this Agreement survive the Closing for a period of three (3) years following the Closing notwithstanding any investigation conducted by or on behalf of any party with respect thereto; provided; however, that the representations and warranties of Clements and Seller provided in Sections 3.02(b), 3.02(c) and 3.04, the representations and warranties of Seller and DBL provided in Sections 4.01(a), 4.01(d), 4.04(b) and 4.21 shall survive the Closing indefinitely and the indemnification obligations of the Seller Parties provided in Article XI shall survive the Closing for a period of ten years following the Closing.

ARTICLE XI.    Indemnification.

     11.01 Indemnification by Seller and Clements. From and after the Closing, Seller and Clements will remain jointly and severally responsible for, and shall jointly and severally indemnify, defend (using counsel acceptable to Insignia), and hold harmless the Buyer Parties and each of their respective Affiliates, and all of their respective shareholders, partners, officers, directors, employees, agents, and other representatives or consultants (each such person, and its successors and assigns, is referred to in this Article XI as a "Buyer Indemnified Party"), from and against, any and all liabilities, obligations, claims, losses, causes of action, suits, proceedings, awards, judgments, settlements, demands, damages, costs, expenses, fines, penalties, deficiencies, taxes and fees (including, without limitation, the reasonable fees, expenses, disbursements and investigation costs of attorneys and consultants) ("Losses") incurred or suffered by any Buyer Indemnified Party that result from, relate to, or otherwise arise out of:

          (a) the operation and ownership of the business and assets of DBL and the Controlled Partnerships prior to and including the Closing;

          (b) any action, inaction, failure to act, occurrence, event or transaction committed by or associated with the Seller Parties or their Affiliates, the business or affairs of DBL and the Controlled Partnerships and their Affiliates, concerning or relating to the business, assets and affairs of DBL and the Controlled Partnerships through and including the Closing Date; and

          (c) any misrepresentation, breach of warranty, or nonfulfillment of any agreement, covenant, or other obligation on the part of Clements and Seller under this Agreement or from any misrepresentation in or omission from any certificate, schedule, statement, or other document furnished to the Buyer Parties pursuant to this Agreement or in connection with the negotiation, execution, or performance of this Agreement.

     The foregoing indemnification obligations of Seller and Clements shall arise if and only if the aggregate Losses suffered or incurred by the Buyer Parties exceed $10,000, provided that such obligations shall cover all Losses suffered or incurred by the Buyer Parties, including the first $10,000 of Losses, once the indemnification obligations arise. Notwithstanding the foregoing, the maximum amount that the Buyer Parties shall have the right to recover against Seller and Clements shall be limited to the Purchase Price.

     11.02 Indemnification by Buyer Parties. From and after the Closing, the Buyer Parties will be responsible for, and shall indemnify, defend, and hold harmless Seller and Clements and each of their respective Affiliates, and all of their respective shareholders, partners, officers, directors, employees, agents, and other representatives or consultants (each such person, and its successors and assigns, is referred to herein as a "Seller Indemnified Party"), from and against, any and all liabilities, obligations, claims, losses, causes of action, suits, proceedings, awards, judgments, settlements, demands, damages, costs, expenses, fines, penalties, deficiencies, taxes and fees, (including, without limitation, the reasonable fees, expenses, disbursements and investigation costs of attorneys and consultants) incurred or suffered by any Seller Indemnified Party that result from, relate to, or arise out of:

          (a) the operation and ownership of the business and assets of DBL and the Controlled Partnerships after the Closing;

          (b) any action, inaction, failure to act, occurrence, event or transaction committed by or associated with the Buyer Parties or their Affiliates, the business or affairs of DBL and the Controlled Partnerships and their Affiliates, concerning or relating to the business, assets and affairs of DBL and the Controlled Partnerships after the Closing Date; and

          (c) any misrepresentation, breach of warranty, or nonfulfillment of any agreement, covenant, or other obligation on the part of the Buyer Parties under this Agreement or from any misrepresentation in or omission from any certificate, schedule, statement, or other document furnished to the Seller Parties pursuant to this Agreement or in connection with the negotiation, execution, or performance of this Agreement.

     11.03     Procedure.  (a)       Notices of Claims.  The Seller Indemnified
Parties, the Buyer Indemnified Parties, or any other person entitled to indemnification under this article (each an "Indemnified Person") must give notice must be given within a reasonable time after discovery of any fact or circumstance on which an Indemnified Person could claim indemnification ("Claim" or "Claims") against the party obligated to indemnify (the "Indemnifying Party"); provided, however, that the failure to provide such prompt notice shall in no event impair the rights of the Indemnified Person hereunder except to the extent that such failure has a material adverse effect on the ability of the Indemnifying Party adequately to defend such Claim. The notice shall describe the nature of the Claim, if the Claim is determinable, the amount of the Claim, or if not determinable, an estimate of the amount of the Claim.

          (b) Mitigation. Each party or other Indemnified Person shall use commercially reasonable efforts to minimize the amount of the loss or injury for which it is entitled to indemnification.

          (c) Assumption of Claims. (1) If the indemnification obligation arises out of the Claim of a third party, not an Affiliate of either the Seller Parties or the Buyer Parties (a "Third-Party Claim"), then within ten (10) days after notice of the Third-Party Claim, the Indemnifying Party shall notify the Indemnified Person, in writing, whether or not it assumes the defense of the Third-Party Claim, at the Indemnifying Party's expense, and if so, its willingness and ability (with reasonable evidence of same) to satisfy any such Third-Party Claim. If the Indemnifying Party assumes the defense of the Third-Party Claim, then the Indemnifying Party shall defend the Third-Party Claim using reputable counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Person. The Indemnified Person shall, at the Indemnifying Party's expense, make available to the Indemnifying Party and its attorneys, accountants, or other duly designated agents, all books and records of the Indemnified Person relating to any such Third-Party Claim, and the parties shall to render to each other assistance (at the expense of the Indemnifying Party) as they may reasonably require of each other in order to ensure the proper and adequate defense of any such Third-Party Claim.

               (2) The Indemnified Person shall be entitled, with counsel selected by the Indemnified Person, to participate in (but not control), at its own expense, the defense of any Claim that the Indemnifying Party has, in accordance with the provisions hereof, elected to defend, and to be kept fully informed of the status thereof at all stages, including the right to receive, at the Indemnifying Party's expense, copies of all pleadings and other material papers in connection with such Claim; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (A) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Person would present such counsel with a conflict of interest that would preclude such counsel from representing the Indemnified Person pursuant to legal canons of ethics or other applicable law, (B) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the indemnified party to represent it within thirty (30) days after notice to the indemnifying party of the institution of the Third-Party Claim, or (C) the Indemnifying Party shall authorize the Indemnified Person to employ separate counsel at the Indemnifying Party's expense. The Indemnifying Party shall not settle any Third-Party Claim without the consent of the Indemnified Person, such consent not to be unreasonably withheld or delayed, unless (i) the Indemnifying Party fully indemnifies the Indemnified Person for all damages, losses, deficiencies, liabilities, costs, and expenses in connection with such settlement of such Claim, (ii) there is no finding or admission of any violation of law by, or affect on any other Claims that may be made against the Indemnified Person, and
(iii) the relief granted in connection therewith requires no action on the part of, and has no economic or other effect on, the Indemnified Person.

               (3) Notwithstanding anything to the contrary set forth above, in the event an Indemnified Person reasonably believes and so notifies the Indemnifying Party in writing that the applicable Claim, even if fully indemnified for, is reasonably likely to have a material adverse effect on the Indemnified Person's business, financial condition, or results of operations, then the Indemnifying Party shall not have the right to assume the defense of such Claim but shall have the right to employ separate counsel and to participate in the defense of such action at its own expense. In such an event, the Indemnified Person and its counsel shall consult, whenever reasonably practicable, with the Indemnifying Party and its counsel with respect to the status of the Claim and any related litigation or other proceedings.

          (d) No Assumption of Defense. (1) If the defense of a Third-Party Claim is not timely assumed and diligently continued by the Indemnifying Party as provided above, then the Indemnified Person may (to the extent that the Indemnified Person determines to do so in its sole discretion) conduct any such proceeding as it may deem appropriate, may take whatever action it deems necessary or appropriate to resolve or settle such claim or dispute, but shall in no event have any obligation to defend any such claim or proceeding or to appeal any adverse finding or determination or defend the appeal by any other party to a favorable determination; any actions taken or omitted with respect to the foregoing shall not avoid, reduce or mitigate the Indemnifying Party's liability hereunder.

               (2) The Indemnified Person shall not settle any Third-Party Claim without first giving notice of the proposed settlement to the Indemnifying Party (the "Settlement Notice"). The Indemnifying Party shall have the right, exercisable within five (5) business days following receipt of the Settlement Notice, to instruct the Indemnified Person not to so settle such Third Party Claim; provided that, in such event, the Indemnifying Party shall be required to assume the defense of any such Third- Party Claim subject to and in accordance with the provisions of set forth above.

     11.04 Payment of Indemnification Obligation. Seller or Clements shall pay promptly to any Buyer Indemnified Party, and the Buyer Parties shall pay promptly to any Seller Indemnified Party, the amount of all damages, losses, deficiencies, liabilities, costs, expenses, claims, and other obligations to which the foregoing indemnities relate.

     11.05 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this article are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty, or failure to fulfill any agreement, covenant, or other obligation under this Agreement, including without limitation the right to seek specific performance, rescission, or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE XII.   Miscellaneous

     12.01     Covenants Not to Sue

          After the Closing, none of the Seller Parties shall have any claim and shall not assert any claim, by filing a law suit or otherwise, against any Buyer Party or any Affiliate of the Buyer Parties for any acts as a direct or indirect general partner of the Controlled Partnerships after the Closing except for suits based on any rights arising under or in connection with this Agreement or the document delivered at the Closings.

     12.02     Brokerage Fees

          Each party hereto represents and warrants to the other parties that it has not engaged a broker or finder in connection with or as a result of any of the transactions contemplated by this Agreement.

     12.03     Further Actions

          At any time and from time to time before and after the Closing, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably requested by any other party to effectuate the purposes of this Agreement.

     12.04     Availability of Equitable Remedies

          Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

     12.05     Notices

          Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, by Federal Express, Express Mail, or similar overnight delivery or courier service, or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall hereafter furnish to the other parties hereto in writing in accordance with the provisions of this
Section 12.05).

          Any notice addressed to the Buyer Parties shall be addressed as follows:

          Insignia Financial Group, Inc.
          One Insignia Financial Plaza
          16th Floor
          Greenville, SC 29601
          Attention:  Scott Kester
          Facsimile No.:  (864) 239-1096
          Confirmation No.:  (864) 239-1632

          With a copy to:

          Insignia Financial Group, Inc.
          One Insignia Financial Plaza
          16th Floor
          Greenville, SC 29601
          Attention:  General Counsel
          Facsimile No.:  (864) 239-1096
          Confirmation No.:  (864) 239-1000

          Any notice to the Seller Parties shall be addressed as follows:

          850 Third Avenue
          19th Floor
          New York, NY 10022
          Attention:  Bill Clements
          Facsimile No.: (212) 752-5617

          Confirmation No.: (212) 822-2246

          With a copy to:

          Graubard, Mollen & Miller
          600 Third Avenue
          New York, NY 10016-1903
          Attention:  Michael A. Salberg, Esq.
          Facsimile No.:  (212) 818-8881
          Confirmation No.:  (212) 818-8800

          Any notice or other communication given by certified mail shall be deemed given three days after the time of certification thereof, except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section
12.05 shall be deemed given at the time of receipt thereof.

     12.06     Waiver

          Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     12.07     Binding Effect

          The provisions of this Agreement shall be binding upon and inure to the benefit of the Seller Parties, the Buyer Parties, and their respective successors and assigns.

     12.08     No Third-Party Beneficiaries

          This Agreement does not create, and shall not be construed as creating, any rights enforceable by any Person not a party to this Agreement, except as expressly provided herein.

     12.09     Severability

          If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

     12.10     Headings

          The headings in this Agreement are solely for convenience of reference and shall not be deemed a part of or given effect in the construction or interpretation of this Agreement.

     12.11     Counterparts; Governing Law

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of New York, without giving effect to conflict of laws rules. The parties agree that any action, suit, or proceeding arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby may be brought only in the United States District Court for the Southern District of New York or the Supreme Court of New York, New York County, and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

     12.12     Attorneys' Fees

          In any action or proceeding brought by a party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred by it in connection with that action or proceeding (including, but not limited to, attorneys' fees).

     12.13     Waiver of Trial by Jury

          TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIPS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO ENCOMPASS ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     12.14     No Joint Venture or Partnership

          The Seller Parties and the Buyer Parties intend that the relationships created hereunder be solely that of buyer and seller. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any of the parties.

     12.15     Construction of Documents

          The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of this Agreement and the documents to be delivered pursuant hereto, none of which shall be subject to the principle of construing their meaning against the party which drafted the document.

     12.16     Whole Agreement; Exhibits and Schedules; Amendments

          This Agreement contains the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, with respect to such transactions are superseded by the terms of this Agreement and any document delivered at the Closing. Exhibits and Schedules attached hereto or referred to herein, shall be deemed as fully a part of this Agreement as if set forth herein in full. This Agreement may be amended only in a writing signed by the party to be bound thereby.

     12.17     Knowledge

          For purposes of this Agreement, the term "to the knowledge of the Seller Parties" or any similar term shall mean the actual knowledge of any of Clements, or any officer, director or employee of Seller or DBL.

     12.18     Expenses

          Each of the parties hereto shall bear its own expenses in connection with (i) the preparation and negotiation of this Agreement and (ii) the transactions contemplated by this Agreement, and all such expenses of the Seller Parties shall be paid by Persons other than those to be acquired by the Buyer Parties and its Affiliates under this Agreement.

     12.19     Limited Partner Interests

          Nothing contained herein shall restrict Clements and Seller from selling, assigning or transferring any of their respective limited partner interests in any of the Controlled Partnerships in accordance with the provisions of the partnership agreements for such Controlled Partnerships.

     12.20     Definitions

          The following terms are defined in the following Sections:

DEFINED TERM                                  SECTION

Affiliate                                     4.01(a)
Agreement                                     Introduction
Buyer Indemnified Party                       11.01
Buyer Party(ies)                              Introduction
Claim(s)                                      11.03(a)
Clements                                      Introduction
Closing                                       2.01
Closing Date                                  2.01
Code                                          4.07
Controlled Partnership(s)                     4.01(a)
DBL                                           Introduction
DBL Shares                                    1.01(a)
Debt                                          4.09
Employee Benefits Plans                       4.15
Environment                                   4.12(i)
Environmental Laws                            4.12(i)
Environmental Liabilities                     4.12(i)
ERISA                                         4.15
Hazardous Substances                          4.12(i)
IFGP                                          Introduction
Indemnified Person                            11.03(a)
Indemnifying Part(ies)                        11.03(a)
Insignia                                      Introduction
Installment                                   1.02(b)
Intangibles                                   4.17
Liabilities                                   4.04(a)
Lien                                          3.02(b)
Material Agreement                            4.11
Net Current Assets                            4.04(a)
Property(ies)                                 4.03(c)
Purchase Price                                1.02(b)
SEC Filings                                   4.20
Seller                                        Introduction
Seller Indemnified Party                      11.02
Seller Party(ies)                             Introduction
Seller Shares                                 3.02(b)
Single Employer                               4.15
Third Party Claim                             11.03(a)
to the knowledge of Seller                    12.17


          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

     BUYER PARTIES:

     IFGP CORPORATION

     By: /s/ Frank M. Garrison
         Name:  Frank M. Garrison
         Title:  Vice President

     INSIGNIA FINANCIAL GROUP, INC.

     By: /s/ Frank M. Garrison
         Name:  Frank M. Garrison
         Title:  Vice President


     SELLER PARTIES:

     THE WYNNEWOOD COMPANY

     By: /s/ William D. Clements
         Name:  William D. Clements
         Title:  President

     DBL PROPERTIES CORPORATION

     By: /s/ William D. Clements
         Name:  William D. Clements
         Title:  President

     WILLIAM CLEMENTS

     /s/ William D. Clements
     individually